Aberdeen Global Natural Resources Fund

(GGNAX | GGNCX | GGNRX | GGNIX | GGNSX)

SPECIAL MEETING OF SHAREHOLDERS ADJOURNED TO OCTOBER 31, 2016

Dear Shareholder:

We apologize for the multiple letters and phone calls you may have received regarding the Shareholder Meeting held on October 17, 2016. As one of the largest un-voted shareholders in the Aberdeen Global Natural Resources Fund your vote is crucial to the success of the meeting. While an overwhelming amount of shareholders have voted in-favor of the proposal, unfortunately due to lack of participation the meeting has been adjourned to October 31, 2016. The Board of Trustees is recommending shareholders voice their opinion on the proposed reorganization at the next Special Meeting of Shareholders. Shareholders have the option of voting FOR, AGAINST OR ABSTAIN in order for the shares to be represented at the upcoming meeting. Please take a moment now to vote your shares to help avoid an additional adjournment.

Here is a summary of the reorganization and its benefits to you:

	WHY REORGANIZE THE FUND?	BENEFITS OF REORGANIZATION?

1	Small asset size makes it difficult to operate the Fund	1	Both Funds have the same investment objective
2	Limited Marketability	2	Similar investment strategies
3	Lack of investor demand	3	Lower gross expenses
4	No foreseeable future for growing assets	4	Generally better performance

More detailed information about the Special Meeting and this proposal can be found in the proxy statement.  To view the proxy material electronically, please go to:  www.proxyonline.com/docs/AberdeenGlobalNaturalResources

For your convenience, we have included a copy of the proxy card for your review. If you have any questions about the proposal, please call 1 (866) 828-6951.

PLEASE TAKE A MOMENT NOW TO CAST YOUR VOTE AND HAVE YOUR SHARE REPRESENTED AT THE SPECIAL MEETING OF SHAREHOLDERS THAT WILL RECONVENE ON OCTOBER 31, 2016

Voting is easy. Please take a moment now to cast your vote using one of the options listed below:

1. Vote by Mail. Cast your vote by signing, dating and mailing the enclosed proxy card in the postage-prepaid return envelope provided.

2. Vote by Phone with a live operator. Dial toll-free 1 (866) 828-6951. Please have the proxy card available at the time of the call.

Thank you in advance for your participation.

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